Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Associated Banc-Corp:

We consent to the use of our report dated March 8, 2004, with respect to the consolidated balance sheets of Associated Banc-Corp as of December 31, 2003 and 2002, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated by reference herein.

Our report refers to a change in the method of accounting for goodwill in 2002.

/s/  KPMG LLP

Chicago, Illinois
December 2, 2004